EXHIBIT 99.1

JACOBS ENTERTAINMENT, INC.
ANNOUNCES TENDER OFFER AND CONSENT
SOLICITATION FOR ITS 11 7/8% SENIOR SECURED NOTES DUE 2009

        GOLDEN, CO, May 12, 2006.  Jacobs Entertainment, Inc. (“Jacobs Entertainment”) announced today that it has launched a cash tender offer and consent solicitation with respect to its outstanding $148 million in aggregate principal amount of 11 7/8% Senior Secured Notes due 2009 (the “Notes”).

Terms of Tender Offer and Consent Solicitation

                Under the terms of the tender offer, which are described fully in an Offer to Purchase and Consent Solicitation Statement dated May 12, 2006 and the related Letter of Transmittal (the “Tender Offer Documents”), Jacobs Entertainment is offering to purchase any and all of the Notes at a purchase price equal to 106.188% of the principal amount of the Notes tendered (the “Total Purchase Price”), plus all accrued and unpaid interest through, but not including, the date of purchase (the “Accrued Interest”).  Holders that validly tender their Notes prior to midnight Eastern Time, on May 26, 2006 (the “Consent Payment Deadline”) will receive the Total Purchase Price plus Accrued Interest.  Holders that validly tender their Notes after the Consent Payment Deadline will receive an amount equal to 104.188% of the principal amount of the Notes validly tendered, plus Accrued Interest.

The tender offer will expire at midnight, Eastern Time, on June 12, 2006, unless extended or earlier terminated.  Payments of the tender consideration for the Notes validly tendered and not withdrawn on or prior to the expiration date and accepted for purchase will be made pursuant to the Tender Offer Documents.

In connection with the tender offer, Jacobs Entertainment is soliciting the consents of the holders of the Notes to (a) adopt proposed amendments to the indenture governing the Notes (the “Proposed Amendments”) and (b) release the collateral securing the obligations of Jacobs Entertainment under the Notes (the “Collateral Release”). The primary purpose of the solicitation and Proposed Amendments is to eliminate substantially all of the material restrictive covenants and certain events of default and related provisions in the Indenture governing the Notes.  In order for the Proposed Amendments to be effective, holders of a majority in aggregate principal amount of the Notes must consent to the Proposed Amendments.  In order for the Collateral Release to be effective, holders or at least 75% in aggregate principal amount of the Notes must consent to the Collateral Release.

Holders of the Notes may not tender their Notes without delivering the related consents, and must validly tender their Notes prior to the Consent Payment Deadline to receive the Total Purchase Price.

The consummation of the tender offer is conditioned upon, among other things, (i) receipt of the consent of the holders of a majority in aggregate principal amount of the Notes to the Proposed Amendments to the indenture governing the Notes, (ii) the consummation of a note offering by Jacobs Entertainment and the consequent receipt by the Jacobs Entertainment of proceeds from the incurrence of new indebtedness (or the receipt by Jacobs Entertainment of other available sources of cash on terms and conditions satisfactory to Jacobs Entertainment sufficient to purchase the Notes) (the “Financing Condition”), and (iii) the receipt of all necessary consents and approvals from the applicable gaming authorities permitting the Financing Condition and the tender offer on terms satisfactory to the Jacobs Entertainment. If any of the conditions are not satisfied, Jacobs Entertainment may terminate the tender offer and return tendered Notes, may waive unsatisfied conditions and accept for payment and purchase all validly tendered Notes that are not validly withdrawn prior to expiration, may extend the tender offer or may amend the tender offer.  Full details of the terms and conditions of the tender offer are included in the Tender

Offer Documents.

Credit Suisse Securities (USA) LLC will act as Dealer Manager for the tender offer and consent solicitation for the Notes. Questions regarding the tender offer or consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or at (212) 325-3784.

D.F. King & Co., Inc. will act as the Information Agent for the tender offer and consent solicitation for the Notes. Questions regarding the tender offer and consent solicitation and requests for documents related to the tender offer and consent solicitation may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for brokers and banks) or (800) 290-6429 (for all others).

Neither the Jacobs Entertainment Board of Directors nor any other person makes any recommendation as to whether holders of Notes should tender their Notes or provide the related consents, and no one has been authorized to make such a recommendation.  Holders of Notes must make their own decisions as to whether to tender their Notes and provide the related consents, and if they decide to do so, the principal amount of the Notes to tender.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offers are being made only through and subject to the terms and conditions set forth in an Offer to Purchase and related materials. Holders of the Notes should read carefully the Offer to Purchase and related materials before any decision is made with respect to the tender offer because they contain important information.

About Jacobs Entertainment.

Jacobs Entertainment is a geographically diversified gaming and pari-mutuel wagering company with properties in Colorado, Nevada, Louisiana and Virginia.  Jacobs Entertainment owns and operates three land-based casinos, 11 truck plaza video gaming facilities (two of which are leased) and a horse racing track with nine off-track wagering facilities (five of which are leased).  In addition, Jacobs Entertainment is party to an agreement that entitles it to a portion of the gaming revenue from an additional truck plaza video gaming facility.

Forward Looking Statements
Information provided and statements made that are not purely historical are forward-looking. Such forward-looking statements only speak as of the date of this report and we assume no obligation to update the information included in this report, whether as a result of new information, future events or otherwise. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions which could have a material adverse effect on Jacobs Entertainment’s liquidity position and financial condition. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many other factors that could cause actual results to differ materially from those in the forward-looking statements. For a further description of these and other factors, see Item 1A of  our Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission.